News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
May 6, 2008

UNIT CORPORATION REPORTS 2008 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three months ended March 31, 2008.

Net income for the first quarter of 2008 was $77.1 million, or $1.65 per diluted share, on revenues of $321.4 million, compared with net income of $64.5 million, or $1.39 per diluted share, on revenues of $277.3 million for the first quarter of 2007.  Net cash provided by operations was $158.8 million, up 23% over the $128.7 million reported for the first quarter of 2007.

First quarter 2008 revenues by segment were: contract drilling $147.2 million, or 46% of total revenues, exploration and production (E&P) $130.0 million, or 40% of total revenues and mid-stream $44.2 million, or 14% of total revenues.  By comparison, 2007 first quarter segment revenues consisted of $160.3 million for contract drilling, or 58%, E&P revenues of $86.1 million, or 31%, and mid-stream $30.8 million, or 11%.

    Larry Pinkston, President and Chief Executive Officer said: “Key factors contributing to this quarter’s improved results over the same period in 2007 were:

•	higher oil, natural gas liquids (NGLs) and natural gas production, 14.7 billion cubic feet equivalent (Bcfe) versus 12.8 Bcfe, a 15% increase;
•	increased prices for our commodity sales, $8.72 per thousand cubic feet equivalent (Mcfe), an increase of 31% from $6.63 per Mcfe;
•	a 4% increase in the number of drilling rigs working from 96.8 to 100.6; and
•	strong mid-stream operations, particularly higher daily processed and liquids sold volumes.

    We exited the quarter producing 167.7 million cubic feet equivalent (MMcfe) per day and had 37 wells in various stages of drilling and completion.  Of the 57 wells completed in the first quarter, 49, or 86%, were productive.  Our contract drilling segment currently has 106 drilling rigs working.”

CONTRACT DRILLING RESULTS
•	111 of our 129 drilling rigs currently under contract (86% of drilling rig fleet).
•	82% of drilling rigs contracted by public companies and major private independents.
•	Two new rigs currently moving into southwest Wyoming for an E&P customer.
•	First quarter 2008 day rates decreased $117, or less than 1%, compared to fourth quarter 2007 dayrates.

Average operating margins for the first quarter were $8,772 per day (before elimination of intercompany drilling rig profit of $7.5 million) as compared to $10,161 per day (before elimination of intercompany drilling rig profit of $4.5 million) for 2007, a decrease of 14%.

                    Average drilling rig utilization was 100.6 drilling rigs in the first quarter of 2008, or 78%, compared to 2007’s first quarter utilization of 96.8 drilling rigs, or 83%.  Currently, Unit has 129 operational drilling rigs of which 111 are under contract.  By the end of the second quarter, Unit’s drilling rig fleet will number 131 drilling rigs with the addition of the two new rigs currently moving into southwest Wyoming.  Two new drilling rigs will be added to the fleet during the fourth quarter of 2008, one of which is scheduled to operate in the Bakken Shale play in North Dakota.

Pinkston said: “While we are not at the level of our 2006 utilization rates, we are optimistic about the coming months and the potential for keeping our drilling rigs working.  We believe that in the next 30 to 60 days, the demand for drilling rigs in the 800 to 2000 horsepower range should increase.  At the end of the first quarter, our average utilization rate for our drilling rigs within this horsepower range was 86% and currently it is at 91%.  We believe that by the end of the second quarter, our utilization rate for these drilling rigs will reach approximately 96%.  Since the 800 to 2000 horsepower range makes up 64% of our drilling rig fleet and with our utilization rates in that horsepower range currently increasing, it puts us in a good position for increasing dayrates and rig utilization rates for our fleet.”

The following table illustrates Unit’s drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06
Rigs	129	129	128	128	118	117	116	115	111
Utilization	78%	80%	78%	81%	83%	92%	96%	97%	98%

EXPLORATION AND PRODUCTION RESULTS
•	Completed 57 gross wells out of approximately 280 planned for 2008 at an 86% success rate.
•	Increased first quarter 2008 production over first quarter 2007 production by 15%.

First quarter 2008 production for Unit’s oil and natural gas operations was 292,000 barrels of oil, in comparison to 232,000 barrels of oil produced in the first quarter of 2007, a 26% increase.  NGLs production was 306,000 barrels in comparison to 124,000 barrels produced in the first quarter of 2007, a 147% increase.  First quarter 2008 natural gas production increased to 11.2 Bcf from 10.7 Bcf during the comparable quarter of 2007, a 5% increase.  First quarter 2008 production was 14.7 Bcfe, a 15% increase over first quarter 2007.  During the first quarter 2008, a third-party processing facility in the Segno field was shut down 10 days for maintenance, causing Unit to shut-in production.  Excluding the impact of the shut-in, production would have been 15.1 Bcfe for the quarter, an increase of 3% over the fourth quarter of 2007.

Unit’s average oil price for the first quarter of 2008 was $93.32 per barrel in comparison to $55.13 per barrel for the first quarter of 2007, a 69% increase.  Unit’s average natural gas price for the first quarter of 2008 increased 20% to $7.65 per thousand cubic feet (Mcf) as compared to $6.37 per Mcf for the first quarter of 2007.  Unit’s average NGLs price for the first quarter of 2008 was $52.04 per barrel in comparison to $33.43 per barrel for the first quarter of 2007, a 56% increase.  On an Mcfe basis, the average price Unit received for its production was $8.72 versus $6.63.

As of the end of the first quarter, Unit has approximately 40% of its natural gas production hedged using swaps and collars between $7.00 and $8.80 per MMBtu, and 72% of its crude oil production hedged using swaps and collars between $85.00 and $102.50 per barrel.

The following table illustrates Unit’s production and certain results for the periods indicated:

	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06
Production, Bcfe	14.7	14.7	14.0	13.2	12.8	14.2	13.5	12.6	12.7
Realized price, Mcfe	$8.72	$7.66	$6.69	$7.19	$6.63	$6.26	$6.68	$6.41	$7.36
Wells Drilled	57	81	51	67	54	66	75	62	41
Success Rate	86%	90%	88%	82%	87%	89%	88%	85%	88%

During the first quarter of 2008, Unit participated in the drilling of 57 wells, of which 49 wells were completed as producing wells for a success rate of 86% in comparison to the completion of 54 wells with an 87% success rate during the first quarter of 2007.

                    Pinkston said:  “Earlier in the year, we announced that our oil and natural gas production guidance for 2008 would be 59 to 61 Bcfe.  With our first quarter production and our exit rate production at the end of the first quarter, we should achieve annual production at the higher end of our guidance range.”

MID-STREAM RESULTS
•	Increased first quarter 2008 liquids sold per day volumes 8% over fourth quarter 2007 and 92% over first quarter 2007.
•	Operating profits (not including depreciation) of $9.2 million in first quarter of 2008, a 37% increase over the fourth quarter of 2007 and a 180% increase over the first quarter of 2007.

First quarter 2008 gathering volumes for Unit’s mid-stream operations were 200,697 MMBtu per day, an 11% decrease from the first quarter of 2007.  First quarter 2008 processing volumes of 59,797 MMBtu per day and liquids sold volumes of 183,924 gallons per day increased 38% and 92%, respectively, over first quarter of 2007 results.  Operating profit (as defined below in the financial tables) for the first quarter was $9.2 million or 180% higher than 2007’s first quarter, driven primarily by the increase in liquids sold, as well as record high frac spreads for liquids.  Frac spreads for the remainder of 2008, while not projected at those same record high levels, are nevertheless quite strong.  Unit continues to engage in selective frac spread hedge transactions to lock in processing spreads in future months.

The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06
Gas gathered MMBtu/day	200,697	212,786	221,508	218,290	226,081	253,776	276,888	243,399	215,341
Gas processed MMBtu/day	59,797	59,009	55,721	42,645	43,327	44,781	35,124	31,000	30,668
Liquids sold Gallons/day	183,924	169,897	137,098	113,829	95,964	93,792	71,790	50,169	51,337

    Unit’s mid-stream segment operates three natural gas treatment plants, owns eight processing plants, 36 active gathering systems and approximately 697 miles of pipeline.  During the quarter, this segment installed approximately 21 miles of gas gathering pipelines in comparison to 16 miles in the first quarter of 2007, a 31% increase and experienced record liquids production as a result of plant improvements and additions made to several processing facilities during 2007.

    Pinkston said: “We are pleased with the dramatic growth that this segment has been able to achieve to date, and we recently opened a business development office in Pittsburgh, Pennsylvania.  By doing this, we will be able to explore the possibilities of the Marcellus Shale activity and other opportunities in the Appalachia area.”

FINANCIAL RESULTS
Unit ended the first quarter with working capital of $36.1 million, long-term debt of $116.6 million, and a debt to capitalization ratio of 7%.

As of March 31, 2008, Unit had $158.4 million of borrowing capacity based on the current commitment under its credit facility.  The Company has adequate cash flow and credit to fully fund its capital plan.

Income from operations before income taxes was $122.3 million, a 22% increase over first quarter 2007 and a 10% increase over fourth quarter 2007.  As a result of the reduction of long-term debt and interest rates in 2007 and into the first quarter of 2008, Unit’s interest expense was $0.8 million, a decrease of 50%.

MANAGEMENT COMMENT
    Larry Pinkston said: “Our first quarter 2008 was very successful.  I believe we are taking all the necessary steps to meet and exceed our annual goals for each of our segments.  Our contract drilling segment continues to grow and keep its utilization rate steady for its drilling rig fleet, which has been between 78% to 81% for the past year.  Importantly, our drilling rigs are in great demand to drill more wells for our customers and for our own account.  Our exploration and production segment is very active, and currently on track to drill an estimated 280 wells during 2008.  Our mid-stream segment’s operations not only complement our exploration and production segment, but it enables Unit Corporation to capture another level of margin further downstream. We are excited at how the mid-stream segment is growing and building on its strategic position in the Arkoma and Mid-Continent Basins.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on May 6, 2008 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

    This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2008	2007
Statement of Income:
Revenues:
Contract drilling	$147,247	$160,285
Oil and natural gas	130,002	86,106
Gas gathering and processing	44,223	30,768
Other	(110)	112
Total revenues	321,362	277,271

Expenses:
Contract drilling:
Operating costs	74,461	76,287
Depreciation	15,364	12,717
Oil and natural gas:
Operating costs	27,601	22,139
Depreciation, depletion and amortization	35,715	29,347
Gas gathering and processing:
Operating costs	35,072	27,501
Depreciation and amortization	3,481	2,339
General and administrative	6,525	5,182
Interest	820	1,641
Total expenses	199,039	177,153
Income Before Income Taxes	122,323	100,118

Income Tax Expense:
Current	15,447	22,697
Deferred	29,812	12,939
Total income taxes	45,259	35,636
Net Income	$77,064	$64,482

Net Income per Common Share:
Basic	$1.66	$1.39
Diluted	$1.65	$1.39
Weighted Average Common
Shares Outstanding:
Basic	46,481	46,330
Diluted	46,800	46,533

	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Current assets	$214,406	$197,015
Total assets	$2,314,398	$2,199,819
Current liabilities	$178,311	$156,404
Long-term debt	$116,600	$120,600
Other long-term liabilities	$66,514	$59,115
Deferred income taxes	$455,992	$428,883
Shareholders’ equity	$1,496,981	$1,434,817

	Three Months Ended March 31,
	2008	2007
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$165,718	$124,417
Net Change in Working Capital	(6,928)	4,289
Net Cash Provided by Operating Activities	$158,790	$128,706
Net Cash Used in Investing Activities	$(158,768)	$(111,251)
Net Cash Used in Financing Activities	$(250)	$(17,441)

	Three Months Ended March 31,
	2008	2007
Contract Drilling Operations Data:
Rigs Utilized	100.6	96.8
Operating Margins (2)	49%	52%
Operating Profit Before
Depreciation (2) ($MM)	$72.8	$84.0

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	292	232
Natural Gas Liquids - MBbls	306	124
Natural Gas - MMcf	11,161	10,673
Average Prices:
Oil - MBbls	$93.32	$55.13
Natural Gas Liquids – MBbls	$52.04	$33.43
Natural Gas - MMcf	$7.65	$6.37
Operating Profit Before
DD&A (2) ($MM)	$102.4	$64.0

Mid-Stream Operations Data:
Gas Gathering - MMBtu/day	200,697	226,081
Gas Processing - MMBtu/day	59,797	43,327
Liquids Sold – Gallons/day	183,924	95,964
Operating Profit Before Depreciation
and Amortization (2) ($MM)	$9.2	$3.3
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.